Exhibit 99.2

VERMILLION REPORTS RESULTS FOR THE SECOND QUARTER 2011

Austin, TX –August 4, 2011 – Vermillion, Inc. (NASDAQ: VRML), a molecular diagnostics company, today reported financial results for the second quarter ended June 30, 2011. Key milestones we have achieved since the last quarterly conference call include:

•	Performance of an estimated 3,920 OVA1®tests during the second quarter of 2011, exceeding the guidance range of 3,200-3,500 tests and representing volume growth of 27% over the first quarter of 2011.

•

Publication of two articles in the June issue of Obstetrics & Gynecology, which is the official publication of the American College of Obstetricians and Gynecologists (ACOG), showing OVA1’s value in evaluating women with an adnexal mass for the likelihood of ovarian cancer prior to surgery.

•

Expanded payer coverage for OVA1 with additional independent Blue Cross Blue Shield plans issuing positive coverage policies. In all, 22 independent Blue Cross Blue Shield plans, representing approximately 36 million lives, are covering OVA1. Including Medicare and other regional plans, total coverage for OVA1 is estimated to be roughly 82.5 million lives.

•	Signed an exclusive distribution agreement with Pronto Diagnostics Ltd. to make OVA1 available in Israel and related territories as we continue to expand OVA1 into international markets.

•

Progressed our peripheral arterial disease (PAD) intended use study being performed in collaboration with the Colorado Prevention Center. The study remains on track to yield top-line data during the third quarter of 2011.

•	Enhanced our patent portfolio by announcing receipt of a notice of allowance for four patents: three for PAD and one for Alzheimer’s disease.

•	Appointed Bruce Huebner, an industry veteran with 35 years of senior management experience in the diagnostic industry, to our Board of Directors.

•	Joined the Russell Microcap Index on June 24, providing an opportunity to increase exposure to the broader institutional investment community and help improve stock liquidity.

“We are very pleased with the acceleration of volume growth for OVA1 tests in the second quarter. The 27% quarter-over-quarter increase in test volume is evidence of the increasing importance of this test as an aid for physicians in the assessment of adnexal masses,” said Gail S. Page, Chair of the Board of Directors and CEO. “The recent publications of two important peer review papers and on-going expansion of payor coverage give us confidence in our ability to continue to increase awareness among the clinical community and position us well to capture the long-term market opportunity.”

For the third quarter of 2011, we expect 4,000 to 4,300 OVA1 tests to be performed. This forward guidance takes into consideration numerous factors including the number of days in the quarter, the impact of summer holidays, continued limited coverage by the larger payers, and the ability to expand the number of diagnosis codes currently approved by Medicare.

Total revenues for the second quarter of 2011 were $304,000 compared to $344,000 for the second quarter of 2010. Revenues for the second quarter of 2011 included $191,000 from product sales of OVA1 and $113,000 of license revenue related to the Company’s achievement of certain milestones under the Strategic Alliance Agreement with Quest Diagnostics. Revenues for the second quarter of 2010 included $45,000 from product sales of OVA1 and $299,000 of license revenue. As of June 30, 2011, the Company’s cash and cash equivalents totaled $36.3 million. The Company utilized $4.2 million in cash from operations during the second quarter and expects $4-$5 million of cash utilization from operations during the third quarter.

Total operating expenses increased in the second quarter of 2011 to $5.9 million from $4.1 million in the same period last year. Operating expenses increased to $10.7 million for the six months ended June 30, 2011, compared to $7.2 million during the same period of 2010. These increases were primarily due to the increased payroll expenditures relating to hiring, investments in sales and marketing to accelerate the adoption of and reimbursement for OVA1, as well as an increase in clinical trial and collaboration costs for the ongoing development of the Company’s ovarian cancer program and PAD blood test, VASCLIR™. The Company had 29 employees at June 30, 2011 compared to 17 employees at June 30, 2010. Operating expenses included $1.3 million and $2.5 million in non-cash stock-based compensation in the three and six months ended June 30, 2011, respectively. Non-cash stock-based compensation included in operating expenses in the three and six months ended June 30, 2010 was $1.2 million and $2.1 million, respectively.

Net loss for the second quarter was $5.7 million, or $0.39 per share, compared to $698,000, or $0.07 per share, for the same period in 2010. Other income and expense for the second quarter of 2010 included approximately $3.5 million of non-cash gains resulting from the fair value revaluation of common stock warrants. Weighted average shares outstanding were 14.7 million for the second quarter of 2011, compared to 10.3 million weighted average shares outstanding for the same period in 2010.

For the six months ended June 30, 2011, net loss was $10.0 million, or $0.73 per share, compared to $12.3 million, or $1.20 per share, for the same period in 2010. Other income and expense for the six months ended June 30, 2010 included approximately $8.5 million in reorganization items and $3.4 million of non-cash gains resulting from the fair value revaluation of common stock warrants. Weighted average shares outstanding were 13.6 million and 10.2 million for the six months ended June 30, 2011 and 2010, respectively.

Quarterly conference call information:

The conference call will begin at 8:30 am Eastern Time on Thursday, August 4, 2011. Interested parties may listen to the call by dialing (800) 771-6781 from the United States and Canada or +1 (212) 231-2927 internationally. The conference ID is 21532701. Individuals may also access the live and subsequently archived web cast of the conference call from the Investor Relations section of the Company’s website at http://www.vermillion.com.

A telephone replay of the call will be available beginning approximately two hours after the call through August 19, 2011, and may be accessed by dialing (800) 633-8284 from the United States and Canada or +1 (402) 977-9140 internationally. The replay passcode is 21532701.

About Vermillion:

Vermillion, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in oncology, hematology, cardiology and women's health. Additional information about Vermillion can be found on the Web at www.vermillion.com.

Forward-Looking Statement:

Certain matters discussed in this press release contain forward-looking statements that involve significant risks and uncertainties, including statements regarding Vermillion’s plans, objectives, expectations and intentions. These forward-looking statements are based on Vermillion’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Vermillion notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that could cause actual results to materially differ include but are not limited to: (1) uncertainty as to Vermillion’s ability to protect and promote its proprietary technology; (2) Vermillion’s lack of a lengthy track record successfully developing and commercializing diagnostic products; (3) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its future diagnostic products; (4) uncertainty of the size of market for its existing diagnostic tests or future diagnostic products, including the risk that its products will not be competitive with products offered by other companies, or that patients will not be able to receive reimbursement for Vermillion’s tests from third party payors such as private insurance companies and government insurance plans; (5) uncertainty whether Vermillion will successfully license or otherwise successfully partner with third parties to commercialize its future products; (6) uncertainty whether the trading in Vermillion’s stock will become significantly less liquid or more volatile; and (7) other factors that might be described from time to time in Vermillion’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of this report, and Vermillion expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Vermillion's expectations or any change in events, conditions or circumstances on which any such statement is based, unless required by law.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.

SOURCE Vermillion, Inc.

Ashish Kohli

akohli@vermillion.com

Tel: (512) 519-0430

Vermillion, Inc.

Consolidated Balance Sheets

(Amounts in Thousands, Except Share and Par Share Amounts)

(Unaudited)

	June 30,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$36,285	$22,914
Accounts receivable	115	136
Prepaid expenses and other current assets	420	779

Total current assets	36,820	23,829
Property and equipment, net	253	194
Other assets	12	12

Total assets	$37,085	$24,035

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,670	$998
Accrued liabilities	3,380	3,056
Convertible senior notes	5,000	5,000
Deferred revenue	1,001	1,049

Total current liabilities	11,051	10,103
Long-term debt owed to related party	7,000	7,000
Warrant liability	36	378
Deferred revenue	1,451	1,679
Other liabilities	156	259

Total liabilities	19,694	19,419
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued and outstanding at June 30, 2011 and December 31, 2010, respectively	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized at June 30, 2011 and December 31, 2010; 14,811,601 and 10,657,564 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	15	11
Additional paid-in capital	326,044	303,270
Accumulated deficit	(308,513)	(298,509)
Accumulated other comprehensive loss	(155)	(156)

Total stockholders’ equity	17,391	4,616

Total liabilities and stockholders’ equity	$37,085	$24,035

Vermillion, Inc.

Consolidated Statements of Operations

(Amounts in Thousands, Except Share and Per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenue:
Product revenue	$191	$45	$508	$45
License revenue	113	299	227	372

Total revenue	304	344	735	417

Cost of revenue:
Product	37	12	79	12

Total cost of revenue	37	12	79	12

Gross profit	267	332	656	405
Operating expenses:
Research and development(1)	1,631	938	2,849	1,686
Sales and marketing(2)	1,503	533	2,821	726
General and administrative(3)	2,730	2,604	5,030	4,740

Total operating expenses	5,864	4,075	10,700	7,152

Loss from operations	(5,597)	(3,743)	(10,044)	(6,747)
Interest income	21	7	37	13
Interest expense	(115)	(115)	(230)	(258)
Change in fair value and gain from exercise of warrants, net	35	3,453	342	3,447
Debt conversion costs	—	—	—	(141)
Reorganization items	(16)	(265)	(32)	(1,597)
Reorganization items – related party incentive plan	—	—	—	(6,932)
Other income (expense), net	(41)	(35)	(77)	(69)

Loss before income taxes	(5,713)	(698)	(10,004)	(12,284)
Income tax expense	—	—	—	—

Net loss	$(5,713)	$(698)	$(10,004)	$(12,284)

Net loss per share – basic and diluted	$(0.39)	$(0.07)	$(0.73)	$(1.20)

Weighted average common shares used to compute basic and diluted net loss per common share	14,736,939	10,303,199	13,645,520	10,217,928

Non-cash stock-based compensation expense included in operating expenses:
(1) Research and development	$203	$199	$409	$505
(2) Sales and marketing	39	18	82	25
(3) General and administrative	1,050	982	2,053	1,618